Exhibit 4.2

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES C 8% CONVERTIBLE PREFERRED STOCK

OF

BRAZIL GOLD CORP.

Brazil Gold Corp., a Nevada corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of Seven Thousand (7,000) shares designated “Series C 8% Convertible Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series C 8% Convertible Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company's Executive Officers to proceed in filing the Certificate of Designation with the State of Nevada and to take such other action as shall be appropriate in connection with the issuance of the Series C 8% Convertible Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.  Dated as of the 7th day of April, 2014.

BRAZIL GOLD CORP.,

a Nevada corporation,

By:

/s/ Gerard Daignault

Name:

Gerard Daignault

Title:

Chief Financial Officer

EXHIBIT A

SERIES C 8% CONVERTIBLE PREFERRED STOCK TERMS

Section 1.

Designation, Amount and Par Value.

(a)

The series of preferred stock shall be designated as the Series C 8% Convertible Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated and authorized shall be Seven Thousand (7,000).  Each share of Series C Preferred Stock shall have a par value of $0.001 per share and a stated value of $10,000 per share (the “Stated Value”).

(b)

Transfers.  Shares of  Series C Preferred Stock may be transferred, assigned, pledged or hypothecated by the Holder of such shares with the written consent of the Company, not to be unreasonable withheld.

Section 2.

Dividends.

(a)

Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to eight percent (8%) per annum on the Stated Value, payable in cash or common stock at the option of the Holder.  The Company may pay, at its option, accrued dividends at any time while the Series C Preferred Stock remains outstanding.  The Company shall pay all accrued and unpaid dividends within five (5) days following the conversion of any or all of the Series C Preferred Stock pursuant to Section 5 hereof.  Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date (as defined in Section 7), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  The party that holds the Series C Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.  Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series C Preferred Stock, such payment shall be distributed ratably among the Holders of the Series C Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Series C Preferred Stock then outstanding.  In order for the Holders to exercise the right to have dividends paid in cash on any Conversion Date, the Holders must indicate such intention in the Conversion Notice (as defined below), which notice will remain in effect for subsequent Conversion Notices until rescinded by the Holder in a written notice to such effect that is addressed to the Company.

(b)

So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of ninety percent (90%) of the shares of Series C Preferred Stock then outstanding (the “Requisite Holders”), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3.

Voting Rights; Negative Covenants.  Subject to Section 5(g) below, the Series C Preferred Stock shall have the right to vote, on an as converted basis, on any matter that may from time to time be submitted to the Company’s shareholders for a vote, either by written consent or by proxy.   So long as any shares of Series C Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series C Preferred Stock, (d) increase the authorized or designated number of shares of Series C Preferred Stock, (e) issue any additional shares of Series C Preferred Stock (including the reissuance of any shares of Series C Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4.

Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series C Preferred Stock.  A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5.

Conversion.

(a)

Conversion at Option of Holder.  Each share of Series C Preferred Stock shall be convertible into 51,647.326 shares of Common Stock (“Conversion Ratio”),  at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock; provided that, for a period of thirty six (36) months from the Issuance Date, if the Conversion Ratio for the Series C Preferred Stock converts into a number of shares of Common Stock totaling less than thirty three and one-quarter percent (33.25%) of the outstanding shares of Common Stock, then the Conversion Ratio shall be adjusted such that the Series C Preferred Stock shall be convertible into thirty three and one-quarter percent (33.25%) of the outstanding shares of Common Stock.   A Holder shall effect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”).  Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”).  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).

(b)

Not later than five (5) Trading Days after a Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series C Preferred Stock, (ii) one or more certificates representing the number of shares of Series C Preferred Stock not converted, and (iii) a bank check in the amount of accrued and unpaid dividends on the shares of Series C Preferred Stock so converted.  The Company shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(c)

If at any time conditions shall arise by reason of action taken by the Company which in the sole opinion of the Board of Directors are not adequately covered by the other provisions hereof and which would be reasonably expected to materially and adversely affect the rights of the holders of Series C Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions would be reasonably expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Series C Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Series C Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series C Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series C Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser.  The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

(d)

The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series C Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series C Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6 upon the conversion of all outstanding shares of Series C Preferred Stock hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(e)

The issuance of certificates for shares of Common Stock on conversion of Series C Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series C Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f)

Any and all notices or other communications or deliveries to be provided by the Holders of the Series C Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series C Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

(g)

Beneficial Ownership Limitation. The Company shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series C Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series C Preferred Stock or any other convertible securities of the Company) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5 applies, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series C Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) a more recent public announcement by the Company or (ii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series C Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series C Preferred Stock held by the applicable Holder. A Holder, upon not less than sixty five (65) days’ prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this Section 5 applicable to its Series C Preferred Stock and the provisions of this Section 5 shall continue to apply. Any such increase will not be effective until the sixty-sixth (66th) day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Series C Preferred Stock.

Section 6.  Adjustments to Conversion Ratio.

(a)

The Conversion Ratio shall be subject to adjustment from time to time as follows:

(i)

Spin Off.  If, for as long as any shares of Series C Preferred Stock remain outstanding  the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Company, in addition to or in lieu of any other compensation received by the Company for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause to be reserved Spin Off Securities equal to the number thereof which would have been issued to all Holders had all shares of Series C Preferred Stock outstanding on the record date (the “Record Date”), for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (such outstanding shares of Series C Preferred Stock, the “Outstanding Preferred Stock”), if all Shares of Series C Preferred Stock had been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Securities”);

(ii)

Stock Splits, etc.  If, at any time while any shares of Series C Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Ratio and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action.  By way of illustration, and not in limitation, of the foregoing (a) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Ratio shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split; (b) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Ratio shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split; and (c) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Ratio shall be adjusted to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

(iii)

Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder of Series C Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Ratio in effect at the time and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series C Preferred Stock.

Section 7.  Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Common Stock” means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Issuance Date” means the earliest date on which a Holder receives shares of the Series C Preferred Stock, regardless of the number of certificates which may be issued to evidence such Series C Preferred Stock.

“Holder” means a registered holder of a share or shares of Series C Preferred Stock.

“Junior Securities” means the Common Stock and all other equity securities of the Company ranking junior to the Series C Preferred Stock in terms of payment of dividends or liquidation proceeds.  The Series C Preferred Stock shall not be a Junior Security, but shall rank pari passu with the Series B Preferred Stock.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

EXHIBIT B

NOTICE OF CONVERSION

(To be executed by the registered holder

to convert shares of Series C Preferred Stock)

The undersigned hereby elects, in accordance with the terms and conditions of the Certificate of Designation, to convert the number of shares of Series C 8% Convertible Preferred Stock indicated below, into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Brazil Gold Corp. (the “Company”), as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the undersigned for any conversion, except for such transfer taxes, if any.

Conversion calculations:

______________________________________________________

Date to effect conversion

______________________________________________________

Number of shares of Series C 8% Convertible Preferred Stock to be converted

______________________________________________________

Number of shares of Common Stock to be issued

______________________________________________________

Applicable conversion price

______________________________________________________

Name of Holder

______________________________________________________

______________________________________________________

Address of Holder

__________________________________

Authorized Signature